June 24, 1997



U.S. Pawn, Inc.
7215 Lowell Blvd.
Westminster, Colorado  80030

Gentlemen:

     We have assisted in the preparation and filing by U.S. Pawn, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, relating to 125,000 shares of no par value Common Stock (the "Common Stock") of the Company issuable upon exercise of Common Stock purchase warrants (the "Warrants") and 25,000 shares of Common Stock.

     We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

     Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly authorized and reserved for issuance and such Common Stock, when issued in accordance with the terms of the Warrants against payment therefor, will be duly and validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable state laws relating to the offer and sale of securities.

     We consent to the filing of a copy of this opinion in the Registration Statement and the use of our opinion in connection therewith.

                                                 Very truly yours,



                                                 Gary A. Agron